EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report, dated March 18, 1997, except with respect to Note L which is dated as of April 3, 1997, appearing in Amendment No. 1 to Alcohol Sensors International, Ltd.'s Annual Report on Form 10-KSB/A for the year ended December 31, 1996. Our report calls attention to the existence of substantial doubt as to the ability of the Company to continue as a going concern. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


                                             /s/Richard A. Eisner & Company, LLP
                                                Richard A. Eisner & Company, LLP

New York, New York
January 22, 1998